Exhibit 5.1

March 2, 2018

General Motors Company

300 Renaissance Center

Detroit, Michigan 48265-3000

Re: Offering of Common Stock on Form S-3

Ladies and Gentlemen:

We are acting as special counsel to General Motors Company, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (File No. 333-215924) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, the “Registration Statement”). The Registration Statement relates to the sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of common stock, par value $0.01 per share, of the Company (“Common Stock”), among other securities. This opinion relates to the sale by the UAW Retiree Medical Benefits Trust (the “Selling Stockholder”) of an aggregate of 40,000,000 shares of Common Stock (the “Shares”) pursuant to that certain Underwriting Agreement, dated February 27, 2018 (the “Underwriting Agreement”), among the Company, the Selling Stockholder and the Underwriters named therein.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (a) the certificate of incorporation and bylaws of the Company, each as amended to date; (b) certain records of corporate proceedings of the Company; (c) the Registration Statement, as it became effective under the Securities Act, and exhibits thereto; and (d) the prospectus, dated February 7, 2017 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated February 27, 2018 (together with the Base Prospectus, the “Prospectus”) filed by the Company pursuant to Rule 424(b) under the Securities Act.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have relied, to the extent we deemed appropriate and without independent investigation, upon (i) statements and representations of officers and other representatives of the Company as to certain factual matters, (ii) certificates or comparable documents of public officials and (iii) factual information we have obtained from such other sources as we have deemed reasonable.

General Motors Company

March 2, 2018

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations set forth in this letter, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

Our advice on every legal issue addressed in this letter is based exclusively on the General Corporation Law of the State of Delaware (including the statutory provisions thereof, all applicable provisions of the Delaware Constitution and reported judicial decisions of the State of Delaware interpreting the foregoing). Our advice represents our opinion as to how such issue would be resolved were it to be considered by the highest court in the jurisdiction that enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is given on the basis of the statutory laws and judicial decisions in effect, and the facts existing, as of the date hereof. We have not undertaken any obligation to advise you of changes in matters of fact or law which may occur after the date hereof.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares nor do we express any opinion regarding the Securities Act or any other federal securities laws or regulations. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to the Company in connection with the sale of the Shares as contemplated pursuant to the Underwriting Agreement and is not to be used, circulated, quoted or otherwise relied upon by the Company for any other purposes.

We hereby consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof and to the reference to our firm under the heading “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Jenner & Block LLP

JENNER & BLOCK LLP